SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT




                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 22, 1997





                           PAMIDA HOLDINGS CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)




         Delaware                   1-10619             47-0696125
----------------------------      -----------          -------------
(State or other jurisdiction      (Commission          (IRS Employer
     of incorporation)            File Number)         Identification
                                                          Number)




          8800 "F" Street, Omaha, Nebraska            68127
      --------------------------------------------------------
      (Address of principal executive offices)      (Zip Code)




Registrant's telephone number, including area code: (402) 339-2400






ITEM 5.  OTHER EVENTS.

      On July 22, 1997, the registrant announced that it had entered into an agreement with 399 Venture Partners, Inc., a Citicorp subsidiary, providing for the payment of all of the presently outstanding promissory notes of the registrant with shares of newly issued Common Stock and Nonvoting Common Stock of the registrant. At June 1, 1997, the aggregate outstanding principal amount of promissory notes was $30,841,261, of which $25,519,700, or approximately 82.75%, was owned by 399 Venture Partners, Inc. Consent of the holders of a majority of the outstanding principal balance of the promissory notes was required to initiate the proposed transaction; 399 Venture Partners, Inc. owns more than a majority of each of the three series of promissory notes which are outstanding and therefore was itself able to give such consent. The promissory notes of the registrant are due in 2003 and currently bear interest at rates ranging from 15.5% to 16.25% per annum payable quarterly by increasing the principal amount of each note.

      Shares of the registrant's stock will be issued in payment of the promissory notes at the rate of one share for each $9.00 of principal and accrued interest as of the effective date. 399 Venture Partners, Inc. will receive shares of Nonvoting Common Stock, which may be converted into the same number of shares of Common Stock under certain conditions; and the remaining note holders will receive shares of Common Stock. The proposed transaction and the authorization of sufficient shares to accomplish such transaction are subject to stockholder approval. The registrant presently anticipates that, if the requisite stockholder approvals are obtained, the proposed transaction described above will be completed during the Company's third fiscal quarter ending November 2, 1997.

      The proposed transaction described above also is subject to the simultaneous change and reclassification of all of the outstanding shares of Preferred Stock of the registrant into shares of Common Stock of the registrant at the rate of one share of Common Stock for each $9.00 of Preferred Stock liquidation value plus accrued dividends as of the effective date. At May 31, 1997, such liquidation value (including accrued dividends) was $2,727,771. Dividends currently are not being declared or paid on the Preferred Stock and therefore accrue and compound at an increasing quarterly rate, which ranged from 17.25% to 19.25% for the quarter ended May 31, 1997. Such change and reclassification of Preferred Stock is subject to approval both by the holders of a majority of the shares of Preferred Stock and by the holders of a majority of the presently outstanding shares of Common Stock of the registrant.

      The promissory note and Preferred Stock transactions also are subject to the receipt by the registrant of an opinion from an investment banker as to the fairness of such transactions to the present holders of Common Stock of the registrant.

      The registrant currently has outstanding 5,004,942 shares of Common Stock, of which 399 Venture Partners, Inc. owns approximately 18.15%.

      Assuming an October 1, 1997, effective date, the anticipated aggregate number of shares of Common Stock of the registrant which would be issued to promissory note holders other than 399 Venture Partners, Inc. and to Preferred Stock holders is 945,078, and the anticipated aggregate number of shares of Nonvoting Common Stock of the registrant which would be issued to 399 Venture Partners, Inc. in payment of its promissory notes is 2,989,427. The anticipated aggregate number of shares of Common Stock and Nonvoting Common Stock of the registrant which would be outstanding after an assumed effective date of October 1, 1997, would be 8,939,447.

      Because of the conditions to such transactions that must be satisfied, there can be no assurance that the transactions will be consummated and no assurance as to the actual effective date if the transactions are consummated.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

      (c)  Exhibits

            4.1 Note Amendment Agreement No. 3 dated July 22, 1997, between Pamida Holdings Corporation and 399 Venture Partners, Inc.



                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

      Date: August 1, 1997.

                                       PAMIDA HOLDINGS CORPORATION

                                       By: /s/ Steven S. Fishman
                                           Steven S. Fishman, Chairman
                                           of the Board and Chief
                                           Executive Officer